                                                                EXHIBIT 3.1

                     RESTATED ARTICLES OF INCORPORATION

                                     OF

                       MERGE TECHNOLOGIES INCORPORATED



        The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of the Wisconsin Business Corporation Law, supersede and take the place of the existing Articles of Incorporation and amendments thereto:

                                   ARTICLE I

        The name of the Corporation is MERGE TECHNOLOGIES INCORPORATED.

                                   ARTICLE II

        The period of existence shall be perpetual.

                                  ARTICLE III

        The purposes shall be to engage in any lawful activity within the purposes for which Corporations may be organized under the Wisconsin Business Corporation Law.

                                   ARTICLE IV

        The distinguishing designation of each class of shares, the number of shares of each class which the Corporation shall have authority to issue, the distinguishing designation of each series within a class, if any, and the par value are:


           Series        No. of
Class     (If Any)       Shares        Par Value Per Share
-----     ---------      ------        -------------------
Common     None         10,000,000            $.01
Preferred  None          5,000,000            $.01


                                   ARTICLE V

        The preferences, limitations, and relative rights of each class of shares are:

                (a) The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing Articles of Amendment to the Corporation's Articles of Incorporation, without vote of shareholders and in accordance with Section 180.0602 of the Wisconsin Business Corporation Law, to fix or alter

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        from time to time, the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Shares, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Share Amendment") and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the Preferred Share Amendment originally fixing the number of shares of such series. No share or shares of any class or series of Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be re-issued as part of such class or series and the Board of Directors is authorized to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of Preferred Shares.


                The holders of the Preferred Shares of each series shall be entitled to receive dividends, when and as declared by the Board of Directors from the funds legally therefor, as they may be entitled to in accordance with the Preferred Share Amendment adopted by the Board of Directors providing for the issuance of such series, payable on such dates as may be fixed in such Amendment. So long as there shall be outstanding any Preferred Shares of any series entitled to cumulative dividends pursuant to any such Preferred Share Amendment providing for the issue of such series, no dividend, whether in cash or property, shall be paid or declared, nor shall any distribution be made on the Common Shares nor shall any Common Shares be purchased, redeemed or otherwise acquired for value by the Corporation if at the time of making such payment, declaration, distribution, purchase, redemption or acquisition, the Corporation shall be in default with respect to any dividend payable on or obligation to maintain a purchase, retirement or sinking fund with respect to or to redeem shares of Preferred Shares of any series. The foregoing provisions of this Section (a) shall not, however, apply to a dividend payable in Common Shares or to the acquisition of Common Shares in exchange for or through the application of the


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        proceeds of the sale of Common Shares. Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of this Article V, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding Common Shares and the Preferred Shares of any series shall not be entitled to participate therein.

                (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares of each series shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders before any distribution of assets shall be made to the holders of the Common Shares, the amount per share, if any, fixed by the Board of Directors in the Preferred Share Amendment, plus in each such case an amount equal to any cumulative dividends thereon to the date of final distribution to the holders of the Preferred Shares, and the holders of the Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares of any and all series, to participate ratably in all the assets of the Corporation then remaining in accordance with their respective rights and preferences. If upon any liquidation, dissolution or winding up of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding Preferred Shares the full amounts to which they shall be entitled, the holders of Preferred Shares of all series shall participate ratably in any distribution of assets according to the respective amounts which would be payable in respect of the Preferred Shares held by them upon such distribution if all amounts payable in respect of the Preferred Shares of all series were paid in full. Neither the statutory merger nor consolidation of the Corporation into or with any other corporation, nor the statutory merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section.

                (c) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the Preferred Shares of any series at the price or prices and on the terms and conditions provided in the Preferred Share Amendment adopted by the Board of Directors providing for the issue of such series.

                (d) Anything herein or in any Preferred Share Amendment adopted by the Board of Directors providing for

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        the issue of any series of Preferred Shares contained to the contrary notwithstanding, the rights of the holders of all classes of shares of the Corporation in respect of dividends and purchase, retirement or sinking funds, if any, shall at all times be subject to the power of the Board of Directors from time to time to set aside such reserves and to make such other provisions, if any, as the Board of Directors shall deem to be necessary or advisable for working capital, for expansion of the Corporation's business (including the acquisition of real and personal property for the purpose) and for any other purpose of the Corporation.

                (e) Except as otherwise provided by the statutes of the State of Wisconsin or by the Preferred Share Amendment adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the holders of the Preferred Shares shall have no right to vote. The holders of the Preferred Shares shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.

                (f) Except as otherwise provided by the statutes of the State of Wisconsin or by the Preferred Shares Amendment adopted by the Board of Directors providing for the issue of any series of Preferred Shares, the vote of the holders of all or any portion of the Preferred Shares, as a class, shall not be required for any action whatsoever to be taken or authorized by the shareholders of the Corporation, including any amendment of the Articles of Incorporation.

                                   ARTICLE VI

                No holder of any of the shares of this Corporation shall be entitled, as of right, to purchase or subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation, or carrying any right to purchase any stock of any class and any unissued shares, or such additional authorized issue of any shares or other securities convertible into shares or carrying any rights to purchase such shares may be issued and disposed of, pursuant to resolutions of the Board of Directors, to such persons, firms, corporations or associations and upon such other terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.


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                                  ARTICLE VII

     The address of the registered office is 1126 South 70th Street, Milwaukee, Wisconsin, 53214.

                                  ARTICLE VIII
           The name of the registered agent is WILLIAM C. MORTIMORE.

                                   ARTICLE IX

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

     The undersigned officers of MERGE TECHNOLOGIES INCORPORATED certify that the foregoing Restatement of the Articles of Incorporation of said Corporation was adopted by the shareholders on the 11th day of July, 1996 by the following vote,pursuant to section 180:1003:
                               No. of Shares           VOTE ON ADOPTION
            No. of Shares        Entitled       No. of Affirma- No. of Affirma-
Class       Outstanding          to Vote        tive Votes Cast tive  Required
------      -------------      -------------    --------------- --------------

Common      551,423              487,975            381,154         325,317


     Executed in duplicate and sealed (if any affixed) this 9th day of July, 1996.

/s/William Mortimore               /s/Colleen Doan
--------------------               -------------------------------
President                          Assistant Secretary


THIS DOCUMENT WAS DRAFTED BY:

Melvin S. Newman, Esquire
Schoenberg, Fisher & Newman, Ltd.
222 South Riverside Plaza
Suite 2100
Chicago, Illinois 60606
(312) 648-2300



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